Exhibit 32

CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Wolverine World Wide, Inc. (the “Company”) that the Quarterly Report of the Company on Form 10-Q for the accounting period ended September 12, 2015 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date:	October 21, 2015	/s/ Blake W. Krueger
Blake W. Krueger
Chairman, Chief Executive Officer and President

/s/ Michael D. Stornant
Michael D. Stornant
Senior Vice President, Chief Financial Officer and Treasurer